Exhibit 14.1

PERICOM SEMICONDUCTOR CORPORATION

CODE OF

BUSINESS CONDUCT AND ETHICS

i

PERICOM’S CODE OF BUSINESS CONDUCT AND ETHICS

POLICY STATEMENT

It is the policy of Pericom Semiconductor Corporation (“Pericom” or the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. This Code applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, the Executive Officers (as that term is defined in Item 401 of Regulation S-K promulgated under the Securities Act of 1933, as amended), and persons who are “officers” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Designated Executives”). This Code is the Company’s “code of ethics” as defined in Item 406 of Regulation S-K. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

Pericom has established standards for behavior that affects the Company, and employees, officers and directors must comply with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the Pericom Compliance Team, or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, employees should report violations of laws, rules, regulations or the Code to appropriate personnel. Employees reporting such violations in good faith will not be subject to retaliation. Any employee in or aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide employees. Specific Company policies and procedures provide details pertinent to many of the provisions of the Code. Many of these policies and procedures can be found in the Company’s Employee Resource Guide or individual policies or certifications each employees signs. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS

Certain provisions of this Code require employees to act, or refrain from acting, unless prior approval is received from the appropriate person. Approvals may be given by the Company’s Corporate Compliance Officer (who is also the Company’s Chief Financial Officer, or such officer’s designees. Personnel may contact the Corporate Compliance Officer for additional information on obtaining approvals.

Employees requesting any change to or any waivers from this Code should request such waiver in writing to Company’s Corporate Compliance Officer or such officer’s designees. Waivers relating to members of the Board of Directors, or any Executive Officer, Principal Accounting Officer or Controller, or persons performing similar functions, must be approved by the Company’s Audit Committee.

CONFLICTS OF INTEREST

A conflict of interest arises when an employee’s personal interests interfere with an employee’s ability to act in the best interests of the Company. All employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

Employees must disclose any potential conflicts of interest to the Corporate Compliance Officer or such officer’s designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and other members of the employee’s household.

BUSINESS RELATIONSHIPS

Pericom seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee must endeavor to deal fairly with the Company’s customers, suppliers, competitors and fellow employees. None should take unfair advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

Customer Relationships

Our customers are of the utmost importance to Pericom. Pericom employees should always treat customers and potential customers according to the highest standards of business conduct.

Suppliers

Pericom’s suppliers — companies and individuals that sell products and services to Pericom — are important to our business. Pericom employees should always treat suppliers and potential suppliers in accordance with the highest standards of business conduct.

Suppliers should be selected on the basis of objective criteria, such as value (quality for price), price, technical excellence, service reputation and production/service capacity.

Employees working with current suppliers must never intentionally interfere with a supplier’s contracts or business relations with a competitor of Pericom.

Individuals with procurement responsibility should review the sections of this Code concerning fair competition and should be familiar with applicable laws and Company policies.

Contracts and Commitments

No employee may enter into any agreement binding Pericom without express authorization. The Company has instituted contract and signature approval policies which identify those individuals who have the authority to approve and sign certain contracts binding Pericom and its subsidiaries. If there are any questions about which employees have signature authority for a given contract, contact the Corporate Compliance Officer or such officer’s designee.

Employees involved in proposals, bid preparations or contract negotiations should strive to ensure that all statements, communications, and representations to prospective customers are truthful and accurate.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what Pericom can do with another company and what Pericom can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. Employees may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers. U.S. and foreign antitrust laws also apply to imports and exports.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

Gifts

Except as set out below, without approval by the Corporate Compliance Officer or such officer’s designees, employees must refrain from giving and receiving business-related gifts.

•	No Pericom employee or agent may solicit or accept a gift (including any payment, compensation, loan or other financial favor) to or from a person or organization with the intention of influencing the recipient’s business judgment or conduct. Giving or accepting any unsolicited gifts having a value of not more than $100.00 where there is a business benefit or purpose for the gift and any benefits received do not influence, or appear to influence, selection and purchasing decisions is permitted. In some countries, gifts having a greater value are customary and may be given or accepted with the approval of the Corporate Compliance Officer or such officer’s designees.

•	It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier or customer outside the Company’s normal business. Cash equivalents include, among other things, checks, money orders and vouchers.

•	Rules relating to U.S. and foreign government personnel are more stringent. See “Doing Business Internationally” and “Government Contracting” below.

•	No employee may accept a customer, vendor or supplier discount for themselves unless it is generally available to the public or is approved by the Corporate Compliance Officer.

Invitations to participate in so-called “directed shares,” “friends and family,” and similar stock purchase programs of customers, vendors or suppliers of Pericom are considered to be business-related gifts. Employees must decline to participate in such programs unless the employee has sought and received pre-approval to participate in such program.

Loans

Employees may not accept loans from any person or entities having or seeking business with the Company. Designated Executives and directors may not receive loans from the Company, nor may the Company arrange for any loan. A loan from a financial institution in ordinary course at normal interest rates prevailing at the time of borrowing is permissible.

Meals, Entertainment, and Travel

Employees may provide or accept meals and entertainment, including attendance at sporting or cultural events, as long as it is associated with an occasion at which business is discussed and is provided as a normal part of business. The value of the activity must be reasonable and permissible under Pericom’s expense account procedures. Each employee should use care to insure that such activities are necessary and that their value and frequency are not excessive under all the applicable circumstances. Rules relating to U.S. and foreign government personnel are more stringent. See “Doing Business Internationally” and “Government Contracting” below.

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments discussed in “Doing Business Internationally” are permitted.

•	No Pericom employee or agent is permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company other than facilitating payments.

•	Employees may not solicit or accept a kickback or bribe, in any form, for any reason.

DOING BUSINESS INTERNATIONALLY

Pericom is committed to the highest business conduct standards wherever it operates. Pericom observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to Pericom employees doing business in the worldwide marketplace, the following guidelines always apply:

•	Observe all laws and regulations, both U.S. and non-U.S., that apply to business abroad.

•	Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice, except for facilitating payments. Employees may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

•	Do not cooperate with illegal boycotts.

•	Observe all licensing requirements and the requirements of applicable import and export control laws.

•	Do not enter into an agreement with an agent or consultant that relates to Pericom’s business outside the United States unless it has been approved by the Company.

The laws governing Pericom’s business in foreign countries are extensive and complex, and may be different from those in the United States. No new Pericom services or products should be offered in any new country without prior approval, and then only in accordance with the applicable local country’s regulations and requirements.

Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

Pericom is committed to complying with the laws of the countries where it operates. In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to antibribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The requirements pertaining to such payments are complex. Pericom employees engaged in international business activities must obtain prior approval of the Compliance Team before making any such payment.

These “facilitating payments” to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

Import and Export Regulation/Trade Compliance

Because of the international nature of our business, Pericom is subject to the import and export laws and regulations of the United States and certain foreign governments. These laws and regulations govern the international transfer of all products and services of Pericom, as well as technology, information and ideas belonging to Pericom.

Under U.S. law, no technology may be exported without the proper government export licenses and documentation. Exports of technology include not only technology shipped via freight, but also technology that is hand-carried (employees traveling overseas), sent via courier services or U.S. mail, electronically transmitted, and/or disclosed to foreign nationals in the United States or abroad. “Technology” is defined as hardware, software, technical documentation, product specifications, technical data, etc.

It is the responsibility of Pericom employees to ensure that proper documentation accompanies each export or disclosure. Failure to export or re-export without the proper export license or documentation can jeopardize Pericom’s compliance with U.S. export laws, as well as those laws of foreign countries. Non-compliance can result in denial of export privileges, criminal penalties, seizure of commodities, and fines to Pericom and its employees.

Pericom is prohibited from doing business with certain individuals, groups, or organizations in both domestic and export markets. Pericom maintains lists of these “denied parties.” The Corporate Compliance Officer should be consulted to ensure Pericom is not doing business with a “denied party.”

It is Pericom’s policy to comply fully with all applicable U.S. and foreign laws controlling the export and re-export of products, technology (including software) and services. Employees must exercise the necessary diligence to ensure that Pericom and its employees, contractors, joint ventures and distributors/resellers involved in the export or re-export of U.S. origin goods, technology and services comply with all applicable U.S. and foreign government regulations regarding exports.

Antiboycott Compliance

The United States has enacted antiboycott regulations which make it unlawful for U.S. persons to participate in any activity that could have the effect of promoting or supporting a boycott or restrictive trade practice of another country against customers or suppliers located in a country friendly to the U.S. or against a U.S. person, firm or corporation. Boycott issues arise most frequently in connection with the Arab boycott of Israel. Prohibited actions include, but are not limited to, furnishing information about business relationships with boycotted countries, or information about race, religion, sex or national origin. Any request to participate in such activity relating to Pericom should be immediately reported to the [Corporate][Chief] Compliance Officer or the officer’s designee.

GOVERNMENT CONTRACTING

Detailed laws and regulations govern virtually every aspect of doing business with the U.S. government and its agencies. Activities that might be permitted when working with the private sector may be improper or even illegal when a national or local government is the customer.

Pericom employees should seek to adhere to the highest standards of honesty and integrity in their relations with government officials and employees. For example, employees should observe the following principles when bidding or performing government contracts:

•	Do not offer or provide meals, transportation, gifts or other consideration to government employees except as permitted under applicable law and Company policy.

•	Obey the regulations governing current and post-government employee conflicts of interests. Obtain all appropriate government approvals prior to recruiting or hiring current or former government employees.

•	Obtain appropriate licenses prior to exporting or even discussing certain technologies with citizens of other countries.

•	Obey any requirements that may restrict access to source selection or competitive information.

Pericom employees who deal with government representatives are responsible for knowing and obeying the laws and regulations applicable to doing business with the U.S. government.

POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using Pericom funds or assets, or the funds or assets of any Pericom subsidiary, to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized in writing. In addition, employees may not make a political contribution on behalf of Pericom or its subsidiaries, or with the appearance that such contribution is being made on behalf of Pericom or its subsidiaries, unless expressly authorized in writing. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Nothing in this Code is intended to discourage employees from making contributions of their own time or funds to political parties or candidates of their choice. However, employees will not be compensated or reimbursed by Pericom for any personal contributions.

Employees must obtain prior approval to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making. This includes grassroots lobbying contacts.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

Employees are responsible for the accuracy of their records, time sheets and reports. Accurate information is essential to Pericom’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of Pericom must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with Pericom’s document retention policy is strictly prohibited.

Employees must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to Pericom, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with Pericom policies. Employees must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to Pericom. Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times.

GOVERNMENT INVESTIGATIONS

It is the policy of the Company to cooperate with all government investigations. Employees must promptly notify the Corporate Compliance Officer of any government investigation or inquiries from government agencies concerning Pericom. Employees may not destroy any record, books of account, or other documents relating to Pericom except in accordance with the Company’s document retention policy. If employees are aware of a government investigation or inquiry they may not destroy any record, books of account, or other documents relating to Pericom unless advised by the Corporate Compliance Officer or the officer’s designee, that they may continue to follow the Company’s normal document retention policy.

Employees must not obstruct the collection of information, data or records relating to Pericom. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. Employees must not lie to government investigators or making misleading statements in any investigation relating to Pericom. Employees must not attempt to cause any employee to fail to provide accurate information to government investigators.

Employees have the right to consult their own legal counsel at their own expense.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to the Company’s confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. To assist in complying with this policy, the Company has adopted an Insider Trading and Blackout Policy, Fair Disclosure Policy (Regulation FD) and Section 16 Compliance Policy (collectively, “Securities Laws Policies”) which set forth in detail the Company’s policies concerning insider trading, disclosure of material non-public information and trading by Company executive officers and directors. Employees, officers and directors must comply with all aspects of the Company’s Securities Laws Policies.

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information. Inside information is not limited to information about Pericom. It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

Communications with the Media and the Financial Community

Pericom communicates with the press and with the financial community through official channels only. The Company provides accurate and timely information about its business, to investors, the media, and the general public. All inquiries received from financial analysts or the media concerning Pericom should be directed to the Corporate Investor Relations Department or the Chief Financial Officer. All legal inquiries concerning Pericom should be referred to the Chief Financial Officer. All inquiries regarding current or former employees of Pericom should be referred to the Human Resources Department.

TECHNOLOGY USE AND PRIVACY

Pericom provides various technology resources (including computers, telephones, software, copying machines, Internet access, and voice mail) to employees to assist in performing their duties on behalf of the Company. Each employee has the responsibility to use the Company’s technology resources in a manner that complies with applicable laws and Company policies, increases productivity, enhances the Company’s public image and is respectful of other employees.

Authorization

Access to the Company’s technology resources is within the sole discretion of the Company and subject to Company policies. Generally, employees are given access to the Company’s various technologies consistent with their job functions. The Company reserves the right to limit such access by any means available to it, including revoking access altogether.

Prohibition Against Violating Copyright Laws

Employees may not use the Company’s technology resources to copy, retrieve, forward or send copyrighted materials unless they have the author’s permission or are accessing a single copy only for their own reference.

Violation of copyright laws is a potential financial and legal liability for both the Company and the offending employee.

Other Prohibited Uses

Employees may not use any of the Company’s technology resources for any illegal purpose, in violation of any Company policy, in a manner contrary to the best interests of the Company, in any way that discloses confidential or proprietary information of the Company or third parties on an unauthorized basis, or for personal gain.

OUR WORK ENVIRONMENT

The diversity of the Company’s employees is a tremendous asset. Pericom is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. In addition, the Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following health and safety rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

ENVIRONMENTAL

Pericom must fully comply with all state and federal laws relating to the protection of the environment in the conduct of its business. Employees must use, store and dispose all hazardous materials properly and in accordance with applicable regulations. Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Corporate Compliance Officer. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or to a member of the Compliance Team. The names and contact information for the members of the Compliance Team are set out below.

All conversations, calls and reports made under this policy in good faith will be taken seriously. All conversations, calls and reports made in good faith will be taken seriously. When reporting a violation, employees will be asked to provide the time, location, names of the people involved, and other details so that the Company can investigate. Pericom prohibits retaliation or retribution against any person who in good faith reports an ethical concern. However, anyone who uses the Code or any compliance program to spread falsehoods, threaten others, or damage another person’s reputation will be subject to disciplinary action up to and including termination.

SUMMARY

This document is not an employment contract between Pericom and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify an employee’s existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. Employees are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. The most current version of this document can be obtained from the [Corporate][Chief] Compliance Officer.

ACKNOWLEDGEMENT

I acknowledge that I have received and read a copy of Pericom’s Code of Business Conduct and Ethics (the “Code”). I understand that I am responsible for knowing and complying with the policies set forth in the Code during my employment with the Company.

I also acknowledge my responsibility to report any violation of this Code or any of Pericom’s other policies and practices to my supervisor or to a member of the Compliance Team.

I further understand that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Company has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

I understand and agree that my relationship with the Company is “at-will,” which means that my employment is for no definite period and may be terminated by me or by the Company at any time and for any reason, with or without cause or advance notice. I also understand that the Company may demote or discipline me, or otherwise alter the terms of my employment, at any time with or without cause or advance notice.

Finally, I understand and agree that the terms of this Acknowledgement, and my at-will relationship with the Company, may not be modified or superseded except by a written agreement signed by Pericom’s Chief Executive Officer; that no other employee or representative of the Company has the authority to enter into any such agreement; and that any agreement inconsistent with this Acknowledgement or agreeing to employ me for a specified term will be unenforceable unless in writing and signed by Pericom’s Chief Executive Officer.

Employee Name:
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______________________________________________________________________________________________________________________________
Signature	Date
Title: Dept.:

Please return this completed form to                                         within one week from the date of your review of these documents. Thank you!